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                      October 16, 2020

       Rodney D. Gray
       Executive Vice President and Chief Financial Officer
       Baytex Energy Corporation
       2800, 520 - 3rd Avenue S.W.
       Calgary, Alberta T2P 0R3

                                                        Re: Baytex Energy
Corporation
                                                            Form 40-F for the
Fiscal Year ended December 31, 2019
                                                            Filed March 10,
2020
                                                            File No. 001-32754

       Dear Mr. Gray:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation